Exhibit 99

NEWS

FOR IMMEDIATE RELEASE

Contact:                                                Greg Burns

(847) 402-5600

Allstate Elects Margaret M. Keane to Board of Directors

NORTHBROOK, Ill., December 20, 2017 — The Allstate Corporation (NYSE: ALL) announced that Margaret M. Keane, 58, president and chief executive officer of Synchrony Financial (NYSE: SYF), has been elected to Allstate’s board of directors, effective Jan. 1. As of that date, the Allstate board will stand at 12 directors.

“Margaret is an accomplished leader with extensive financial services expertise that strengthens the strategic and operational capabilities of Allstate’s board,” said Tom Wilson, chairman and chief executive officer. “She brings a passion for innovation, customer focus and employee development which will be invaluable as Allstate grows by connecting and protecting consumers.”

“I am honored to be joining a collaborative and respected team of directors at a company recognized for best-in-class corporate governance,” said Keane. “I look forward to helping further shape Allstate’s growth strategy which, when supported by its exceptional execution, will further improve shareholder value.”

Keane has served as president and CEO of Synchrony Financial since parent GE Capital launched it as a newly independent, publicly traded company in July, 2014. Synchrony is one of the nation’s premier consumer financial services companies, delivering customized financing programs through a diverse group of national, regional and small businesses, as well as health and wellness providers. Keane previously led the Retail Card platform at GE Capital as president and CEO beginning in 2004, later expanding her responsibilities to become president and CEO of GE’s North American retail finance business in 2011. She earned a bachelor’s degree in government and politics and an MBA in marketing from St. John’s University in Queens, N.Y.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer, protecting people from life’s uncertainties with 78 million proprietary policies. Allstate offers a broad array of protection products through multiple brands and diverse distribution channels, including auto, home, life and other insurance offered through its Allstate, Esurance, Encompass and Answer Financial brands. The company provides additional protection products and services through Allstate Benefits, Allstate Roadside Services, Allstate Dealer Services, Arity and SquareTrade. Allstate is widely known from the slogan “You’re In Good Hands With Allstate®.” Allstate agencies are in virtually every local community in America. The Allstate

Foundation, Allstate, its employees and agency owners have a proud history of caring for local communities.

Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.